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Federal Services Acquisition Corporation
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FOR IMMEDIATE RELEASE

Company Contact:
Joel R. Jacks
Chairman and Chief Executive Officer
Federal Services Acquisition Corporation
(646) 403-9765

Investor Relations Contact:
Laura Kowalcyk
Investor Relations
CJP Communications for Federal Services Acquisition Corporation
(212) 279-3115 ext. 209
laura@cjpcom.com

Federal Services Announces Advanced Technology Systems, Inc. $4.4 Million Contract Award

NEW YORK, January 8, 2007 — Federal Services Acquisition Corporation (“Federal Services”) (OTCBB: FDSA, FDSAU, FDSAW), a special purpose acquisition company formed to acquire an operating business in the federal services and defense industries that plans to acquire Advanced Technology Systems, Inc. (“ATS”), announced today a contract award to the ATS Public Safety Solutions division.

The ATS Public Safety Solutions division was awarded a 14 month, $4.4 million contract from the Metropolitan Nashville Police Department (MNPD) to lead the Advanced Records Management System (ARMS) project.  The Nashville ARMS system will serve more than 80 regional agencies in one of the largest information management and criminal justice sharing networks in the Southeast United States.

“The Nashville Police Department understands the critical importance of law enforcement information sharing and the need to achieve interoperability among disparate information systems,” said Martin Gillespie, Vice President and General Manager of Public Safety Solutions at Advanced Technology Systems.  “We are proud to be supporting the city’s effort to establish a technologically advanced, open architecture records management system with our cutting-edge, scalable criminal justice solutions.”

Under the contract, Advanced Technology Systems will develop an information system that captures, maintains, and analyzes police agency and incident-related event information. ARMS is vital to day-to-day agency operations and the tracking and managing of criminal and non-criminal events and information, including investigations, case management, property and evidence management, criminal history, warrants, court case preparation, court appearance scheduling, and personnel data.

Advanced Technology Systems is providing MNPD with the interagency Internet portal and message brokering application software and leading a team of organizations with expertise in delivering justice solutions to complete the ARMS project.  Partners on the project include Denali Solutions for the Records Management System, Patron Systems for the Automated Field Reporting system, The Omega Group for geographic information systems (GIS) crime reporting, and DataWorks Plus for the Web-based mug shots capture and retrieval systems.

“We have assembled a team that is dedicated to making law enforcement stronger through the use of innovative technology,” Gillespie added.  “The entire project team is committed to developing critical law enforcement solutions and maintaining a high level customer satisfaction.”

The integrated solution of these commercial off-the-shelf (COTS) products delivers a comprehensive, seamlessly integrated solution for Nashville officers.  Like traditional police record management systems, ARMS allows for the electronic storage and retrieval of crime, arrest and associated information, and also enables public safety personnel to quickly transmit and share real-time incident data, improving the accuracy of information and the overall responsiveness to emergencies and incidents. The Web-based solution also enables officers to receive mission critical information in the field from both MNPD criminal data systems and external sources and to report incident information to supervisors and other law enforcement persons.  Furthermore, the system allows officers to conduct queries and access criminal history and mug shot databases from their vehicles within the wireless infrastructure coverage area, helping to centralize and better manage operational response.

“This win, on top of our recent wins at the Veterans Health Administration and the State of Alabama, demonstrates our ability to deliver high quality technology solutions and infrastructure services to agencies in both federal and state government agencies,” Gillespie added.  Advanced Technology Systems’ recent wins with the United States Department of Agriculture, Veterans Health Administration, and State of Alabama are highlighted in press releases issued on November 27, October 26, and October 3, respectively, and are available on the Advanced Technology Systems website at http://www.atsva.com/news.cfm.

ABOUT FEDERAL SERVICES

Federal Services was a blank check company that was formed to acquire an operating business in the federal services and defense industries. Federal Services consummated its initial public offering on October 25, 2005, receiving net proceeds of approximately $119 million through the sale of 21,000,000 units of its securities at $6.00 per unit. The Board of Directors of Federal Services includes Dr. Edward H. Bersoff, the founder and former CEO of BTG, Inc., a federal services company that was sold to The Titan Corporation, and Joel R. Jacks and Peter M. Schulte, the co-founders of CM Equity Partners, a private equity firm that has completed several federal services acquisitions. Dr. Bersoff will become Chairman and Chief Executive Officer of Federal Services and ATS and Stuart R. Lloyd, formerly Senior Vice President and Chief Financial Officer of PEC Solutions, Inc. will become Chief Financial Officer of Federal Services upon consummation of the transaction. Joel Jacks and Peter Schulte will remain board members of Federal Services following the closing, and will no longer hold executive management positions. Additional board members of Federal Services include: Joseph A. Saponaro, formerly President of L-3 Government Services, Inc. and Edward J. Smith, President of Barnegat Bay Capital Inc.

Additional information about Federal Services may be found at http://www.fedsac.com

ABOUT ATS

ATS, headquartered in McLean, Virginia, is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems.

ATS is currently executing on over 140 contracts for multiple civilian and defense agencies including: The Department of Homeland Security; The Office of the Secretary of Defense; Defense Logistics Agency; The U.S. Air Force; The Department of Housing and Urban Development; and Pension Benefit Guarantee Corporation. The majority of ATS’ contractual relationships are long-term in nature, and many of its customer relationships have been in place for over a decade. ATS derived approximately 90% of its total revenue in fiscal 2005 from contracts with the U.S. government and government-sponsored enterprises. The majority of its work is performed under time and material (T&M) and fixed price contracts.

Over the past 28 years, ATS has built and implemented over 100 mission-critical systems for clients. This large installed base of work provides continuous opportunities for maintenance and upgrades, and positions ATS to address legacy software and systems issues and perform complex migration projects as clients move to next generation technologies. With over 600 employees possessing diverse, hard-to-replicate technical skills, institutional knowledge and insight accumulated over nearly three decades, ATS competes effectively for prime and sole source service contracts and has succeeded in recent years in expanding its reach and presence in the federal services market.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’ IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATS leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly-owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies. Appix has experienced strong organic growth, which has been complemented by small strategic acquisitions.

Additional information about ATS may be found at http://www.atsva.com.

ADDITIONAL INFORMATION

Stockholders of Federal Services are urged to read its definitive proxy statement related to its special meeting of stockholders held on January 11, 2007 to vote on, among other proposals, its proposed acquisition of ATS. Such proxy statement contains important information regarding ATS and the transaction. Copies of the proxy statement and other relevant documents filed by Federal Services, which contain information about Federal Services and ATS, are available without charge at the U.S. Securities and Exchange Commission’s Internet site (http://www.sec.gov). The definitive proxy statement may also be obtained from Federal Services without charge by directing a request to Federal Services Acquisition Corporation, 900 Third Avenue, 33rd Floor, New York, New York 10022-4775.